Exhibit 99.2

Solectron Announces Final Results of Early Settlement Offer For 7.25% Adjustable Conversion-Rate Equity Security Units

MILPITAS, Calif. — May 12, 2004 — Solectron Corporation (NYSE: SLR) today announced the final results of its previously announced early settlement offer for up to 41.8 million of its 7.25 percent Adjustable Conversion-Rate Equity Security Units (Equity Security Units). The offer expired at midnight EDT May 5, 2004.

Solectron accepted for exchange, at a purchase price per Equity Security Unit of 2.5484 shares of its common stock and cash in the amount of $1.97, all 41,429,202 validly tendered Equity Security Units, or approximately 94 percent of the total that were outstanding. The purchase price applies to all Equity Security Units tendered.

Following the completion of the settlement offer and the recent public offering of approximately 17 million shares of common stock, Solectron will have approximately 962 million shares outstanding.

The settlement offer reduces by approximately $1 billion the company’s debt, which was approximately $3.3 billion at Feb. 28, 2004, and is expected to reduce the company’s quarterly interest expense by approximately $19 million starting in the fourth quarter of fiscal 2004.

“This is another major step in the strengthening of Solectron’s balance sheet,” said Mike Cannon, president and chief executive officer.

As a result of the early settlement, Solectron intends to record a one-time transaction expense in the range of $75 million to $85 million, which will be reported in Other Expenses in the fiscal third quarter. Also, in the third quarter, Solectron will record interest expense of approximately $17 million, which represents the accrual of the regularly scheduled interest on the equity units exchanged through May 11, 2004.

The company also said the early settlement does not impact the company’s previously stated guidance for third-quarter.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements relate to our financial outlook for the third quarter of fiscal 2004. These forward-looking statements involve a number of risks and uncertainties, and are based on current expectations, forecasts and assumptions. Actual outcomes and results could differ materially. These risks and uncertainties include the prospects for recovery of the economy overall and in the telecommunications and other electronics technology sectors in particular; our ability to continue to win and satisfy customers; our ability to successfully implement our initiatives related to gross margin improvement; the accuracy of our projections of cash flows and capital requirements; whether we will be able to divest various assets and operations without undue disruption, within the targeted timeframe, for the anticipated sales prices, and under the terms of and conditions presently anticipated; the ability to effectively implement restructuring and cost reduction plans and the timing of such implementations; the risk of price fluctuation; reliance on major customers; fluctuations in operating results; changes in technology; competition; variations in demand forecasts and orders that may give rise to operational challenges such as excess plant, equipment, and materials; risks associated with international sales and operations; interest rate risk; environmental regulations; market risk; segment risk; the ability to retain key personnel; and the impact of our outstanding litigation and of other contingent liabilities.

For a further list and description of risks and uncertainties, see the reports filed by Solectron with the Securities and Exchange Commission, including forms 8-K, 10-K, and 10-Q. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Analyst Contact:
Perry Hayes, Solectron Corporation, (408) 956-7543 (U.S.), perryhayes@ca.slr.com

Media Contact:
Kevin Whalen, Solectron Corporation, (408) 956-6854 (U.S.), kevinwhalen@ca.slr.com